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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   __________

                                 SCHEDULE 14D-9
                               (Amendment No. 2)

                     Solicitation/Recommendation Statement
                      Pursuant to Section 14(d)(4) of the
                        Securities Exchange Act of 1934
                                   __________

                       ALLIED Life Financial Corporation
                     -------------------------------------
                           (Name of Subject Company)

                       ALLIED Life Financial Corporation
                     -------------------------------------
                      (Name of Person(s) Filing Statement)

                           Common Stock, No Par Value
                           --------------------------
                         (Title of Class of Securities)

                                  019 246 107
                           --------------------------
                     (CUSIP Number of Class of Securities)
                                   __________

                               WENDELL P. CROSSER
                          Vice President and Treasurer
                       ALLIED Life Financial Corporation
                                701 Fifth Avenue
                          Des Moines, Iowa 50391-2003
                                 (515) 280-4211
                           --------------------------
                 (Name, address and telephone number of person
                authorized to receive notice and communications
                       on behalf of the person(s) filing)

                                With copies to:


GEORGE T. OLESON, ESQ.                             RICHARD G. CLEMENS, ESQ.
Vice President and Corporate Counsel               Sidley & Austin
ALLIED Life Financial Corporation                  One First National Plaza
701 Fifth Avenue                                   Chicago, Illinois 60603
Des Moines, Iowa 50391-2003                        (312) 853-7000
(515) 280-4211


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     This amendment amends and supplements the Solicitation/ Recommendation
Statement on Schedule 14D-9 (as from time to time amended, the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") on June 2, 1998 by ALLIED Life Financial Corporation, an Iowa corporation (the "Company"), with respect to the tender offer by Nationwide Life Acquisition Corporation, an Ohio corporation and a wholly owned subsidiary of Nationwide Mutual Insurance Company, an Ohio mutual insurance Company ("Parent"), disclosed in a Tender Offer Statement on Schedule 14D-1 dated June 10, 1998 (as may be amended from time to time, the "Schedule 14D-1"), to purchase all of the outstanding shares (the "Shares") of the common stock, no par value, of the Company, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 10, 1998 and the related Letter of Transmittal.
Capitalized terms used herein without separate definition are used with the meanings specified in this Schedule 14D-9.


ITEM 8.  ADDITIONAL INFORMATION TO BE FURNISHED.

The section of Item 8 of the Schedule 14D-9 entitled "Insurance Law Matters" is amended by adding the following paragraph at the end thereof:

         On July 24, 1998, the Company mailed to its shareholders a Statement (the "Summary Statement") pursuant to Section 521A.3 of the Iowa Insurance Laws, 1997 Code of Iowa summarizing the contents of a Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer on Form A (the "Form A") which was filed with the Insurance Division of Iowa on July 22, 1998 by Parent. A copy of the Summary Statement is attached as Exhibit 34 hereto and is incorporated herein by reference. On July 23, 1998, the Insurance Division of Iowa ordered that the hearing on the Form A will be held as scheduled on July 29, 1998, but will then be adjourned to and reconvened on August 31, 1998. A copy of the Company's press release announcing the action taken by the Insurance Division of Iowa is attached as Exhibit 35 hereto and is incorporated herein by reference.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 99.34 Statement, dated July 24, 1998, pursuant to Section 521A.3 of the Iowa Insurance Laws, 1997 Code of Iowa with respect to the Form A.

Exhibit 99.35     Company Press Release dated July 23, 1998.


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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  August 4, 1998


                                       ALLIED LIFE FINANCIAL CORPORATION



                                       By: /s/ WENDELL P. CROSSER
                                          ----------------------------
                                          Wendell P. Crosser
                                          Vice President and Treasurer